Exhibit 2(d)

AMENDMENT NO. 1 TO
OPERATING AGREEMENT OF
RF GROCERY, LLC
an Illinois limited liability company

THIS AMENDMENT NO. 1 TO OPERATING AGREEMENT OF RF GROCERY, LLC (this “Amendment”) dated as of December 17, 2020, is made and entered into by and among GK Development, Inc., an Illinois corporation, d/b/a GK Real Estate (the “Manager”) and GK Investment Property Holdings II, LLC, a Delaware limited liability company (the “Member”).

WITNESSETH

WHEREAS, RF Grocery, LLC, an Illinois limited liability company (the “Company”), is currently governed by that certain Operating Agreement of RF Grocery, LLC, dated as of May 12, 2020 (the “Existing Agreement”), for the purpose of setting forth the understandings and agreements of the Manager and Members with respect to the organization and operation of the Company and the scope and conduct of its business; and,

WHEREAS, on December 10, 2020, a Distribution occurred in which the entire Membership Interest of the Preferred Member in the Existing Agreement was redeemed (the “PM Distribution”); and,

WHEREAS, as a result of the PM Distribution, the Manager and Member desire to amend the Existing Agreement to remove the Preferred Member from the Existing Agreement and further amend the Existing Agreement on the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and the mutual promises contained herein, the Manager and Member hereby agree to amend the Existing Agreement as follows:

1. Recitals; Incorporation of Existing Agreement Terms. Each of the foregoing recitals and representations form a material part of this Amendment and are incorporated herein by this reference. The terms, conditions and covenants of the Existing Agreement are incorporated herein by this reference except to the extent expressly modified herein.

2. Definitions; Rules of Usage. For purposes of this Amendment, initially capitalized terms used herein that are not otherwise defined herein shall have the same meanings as are ascribed to such capitalized and defined terms in the Existing Agreement.

3. Amendments and Modifications to Certain Provisions of the Existing Agreement.

a.
All references in this Amendment and in the Existing Agreement to the term “Agreement” shall refer to the Existing Agreement as amended by this Amendment.

b.
All references in the Existing Agreement to the captioned term “Ordinary Member”, itself shall be redefined to mean “Member”. The Member is and remains to be GK Investment Property Holdings, II, LLC, a Delaware limited liability company as indicated in Section 1.1 of the Existing Agreement.

c.
All references in the Existing Agreement to the term “Preferred Member” are hereby deleted in their entirety and without any further force or effect.

d.
All references in the Existing Agreement to the term “Preferred Return” are hereby deleted in their entirety and without any further force or effect.

e.
Exhibit A attached to the Existing Agreement is hereby deleted and replaced with Exhibit A-1 attached to this Agreement and made a part hereof. All references in the Agreement to Exhibit A shall now mean to be Exhibit A-1.

f.
Article 12 of the Existing Agreement (Preferred Member Distribution) is hereby deleted in its entirety and without any further force or effect.

4. Severability. If any provision of this Amendment, or the application of any such provision to any Person or circumstance shall be held to be illegal, invalid or unenforceable under present or future Laws effective during the term hereof, the remainder of the Agreement, or the application of such provision to any other Persons or circumstances, shall not be affected thereby and shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof. In lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part hereof a provision as similar in terms to such illegal, invalid or unenforceable provision, as may be possible and be legal, valid and enforceable.

5.       Effect of Headings. Headings and captions contained in this Amendment in no way define or limit the scope or intent of this Amendment.

6.       Governing Law. This Amendment shall be governed and interpreted in accordance with the laws of the State of Illinois without reference to its internal conflicts of laws principles.

7.       No Other Changes; Conflicts. Except as herein modified, the Existing Agreement is hereby ratified and shall remain unchanged and in full force and effect. In the event of any conflict between the provisions of the Existing Agreement and the provisions of this Amendment, the provisions of this Amendment shall control to the extent of such inconsistency.

[End of text of Amendment; signature page follows]

IN WITNESS WHEREOF, Manager and Member have executed this Amendment No. 1 to Operating Agreement of RF Grocery, LLC, as of the date first written above.

Manager:

GK DEVELOPMENT, INC.,
an Illinois Corporation, d/b/a GK Real Estate

By: /s/ Garo Kholamian
Name: GARO KHOLAMIAN
Title: President

Member:

GK INVESTMENT PROPERTY HOLDINGS II, LLC
a Delaware limited liability company

By: /s/ Garo Kholamian

Signature page to Amendment No. 1 to Operating Agreement of RF Grocery, LLC

EXHIBIT A-1

Name of Member	Percentage Interest

Member:
GK INVESTMENT PROPERTY HOLDINGS II, LLC a Delaware limited liability company	100%